UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT – August 24, 2009

(Date of Earliest Event Reported)

CONVERGYS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File No. 1-14379

Ohio	31-1598292
(State of Incorporation)	(I.R.S. Employer Identification No.)

201 East Fourth Street, Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 723-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 24, 2009, the board of directors of Convergys Corporation, as recommended by the Governance and Nominating Committee, appointed Richard R. Devenuti to its board of directors. Mr. Devenuti was appointed to serve in Class III and his term will expire in 2010 at the annual meeting of shareholders. Mr. Devenuti was also appointed by the Board to the Finance Committee, based upon the recommendation of the Governance and Nominating Committee.

Mr. Devenuti, 51, has served as Senior Vice President of EMC2 Corporation, since 2008. EMC2 Corporation provides enterprise storage systems, software and services. The Company also develops, manufactures and markets intelligent enterprise storage and retrieval equipment and related software.

Prior to his current position, he held leadership roles with Microsoft Corporation, including senior vice president, services and information technology, and as vice president and chief information officer.

He serves as a director of two public companies, St. Jude Medical, Inc. and Xeta Technologies, Inc. Devenuti holds an undergraduate degree in Business Administration from the University of Washington.

The Company is not aware of any arrangement or understanding between Mr. Devenuti and any other person, pursuant to which Mr. Devenuti was selected as a director. Neither Mr. Devenuti nor any of his immediate family members have been a party to any transaction or currently proposed transaction with the company that is reportable under Item 404(a) of Regulation S-K. In connection with his service to the board of directors, the company and Mr. Devenuti have agreed that he will be paid in accordance with the company’s policy for independent director compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERGYS CORPORATION

By:	/s/ Karen R. Bowman
Karen R. Bowman
Senior Vice President, General Counsel and Corporate Secretary

Dated: August 26, 2009